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                                                                      Exhibit 23

                         Consent of Independent Auditors

The Board of Directors
CompuCom Systems, Inc.:


We consent to the incorporation by reference in Registration Statements ("No. 33-30056" and "No. 33-85268") on Form S-8 of CompuCom Systems, Inc. of our report dated May 29, 2002 relating to the statements of net assets available for benefits of CompuCom Systems, Inc. 401(k) Matched Savings Plan as of December 30, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, which report appears in the December 30, 2001 annual report on Form 11-K of the CompuCom Systems, Inc. 401(k) Matched Savings Plan filed by CompuCom Systems, Inc.



Dallas, Texas                                   /s/ KPMG LLP
June 21, 2002